SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 6, 2002
Date of Report (Date of earliest event reported)

MANTECH INTERNATIONAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-49604	22-1852179
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

12015 Lee Jackson Highway, Fairfax, VA 22033
(Address of principal executive offices)

(703) 218-6000
(Registrant’s telephone number, including area code)

ITEM 5.    OTHER EVENTS.

On December 5, 2002, ManTech International Corporation (“ManTech”) entered into a definitive merger agreement to acquire CTX Corporation, a Virginia-based provider of information technology and software strategies and solutions to the national intelligence community (“CTX”). Under the terms of the merger agreement and following the closing of the transaction, CTX will become a wholly owned subsidiary of ManTech operating under the new name ManTech CTX Corporation. The merger is expected to close by the end of 2002 and is subject to customary closing conditions.

The merger consideration will consist of an aggregate of $34 million in cash and the repayment at closing of existing CTX debt not to exceed $1.3 million. ManTech intends to fund this acquisition using proceeds from its initial public offering completed in February 2002 and borrowings from its existing credit facility. The purchase price is subject to certain post-closing adjustments. CTX Corporation, based in Vienna, VA. is a leading provider of engineering, sophisticated information technology and network security solutions to government customers, primarily within the intelligence community, including the Central Intelligence Agency and the National Security Agency.

On December 6, 2002, ManTech issued a press release with respect to the Merger. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits

99.1    Press Release regarding the signing of the definitive merger agreement dated December 6, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax in the Commonwealth of Virginia, on this 6th day of December 2002.

MANTECH INTERNATIONAL CORPORATION

        /s/ Matthew P. Galaski

Name:        Matthew P. Galaski
Title:          Vice President and
                   Assistant Chief Financial Officer